Exhibit 10.1

STIFEL FINANCIAL CORP.

WEALTH ACCUMULATION PLAN

2017 RESTATEMENT

ARTICLE I –INTRODUCTION

1.1.    History, and Purpose and Amendment. Effective as of March 14, 1995, Stifel, Nicolaus & Company, Incorporated established the Stifel, Nicolaus & Company, Incorporated Deferred Compensation Plan and as of January 1, 1999, the Stifel, Nicolaus & Company, Incorporated Wealth Accumulation Plan For Administrative Associates. The prior plans were amended and restated in the form of the Stifel, Nicolaus & Company, Incorporated 2008 Wealth Accumulation Plan. By an instrument dated March 30, 2010, the Plan was further amended and restated. By an instrument dated May 5, 2015, the Plan was further amended, completely restated, renamed as the Stifel Financial Corp. Wealth Accumulation Plan, and the sponsorship of the Plan was transferred to Stifel Financial Corp. (the “Company”). The Company now wishes to amend and completely restate the Plan.

Now therefore, the Plan is hereby amended and completely restated.

All amounts accrued under the Plan shall be distributed under the terms of the Plan as in effect from time to time at the time the applicable event occurs; except as otherwise provided in an individual award agreement applicable to a particular amount deferred for a Participant and as interpreted and modified to comply with Section 409A of the Internal Revenue Code. Except as otherwise explicitly provided, all amounts accrued under the Plan for Plan Years after 2009, and all amounts accrued under the Plan that are specifically designated in writing as subject to this Plan (such as recruitment awards), shall be governed by the terms of this Plan document.

1.2.    Funding. The Plan is unfunded. All benefits shall be paid from the general assets of the Employer. Shares of common stock of Stifel Financial Corp. distributed in satisfaction of benefits awarded under this Plan are authorized by the Stifel Financial Corp. 2001 Incentive Stock Plan, as amended and restated, and the Stifel Financial Corp. 2007 Incentive Stock Plan for Ryan Beck Employees.

1.3.    Overview. This Plan is intended provide a method for key employees of the Company to acquire an equity interest in the Company to align the interests of employees who exercise substantial responsibilities on behalf of the Company and its Affiliates with the interests of the shareholders of the Company, to build wealth by sharing in the success of the Company, to attract and retain in the employment the Company persons of outstanding competence, to promote a long-term commitment to the Company and its Affiliates, and to provide such employees a substantial incentive to remain with the Company and not to compete with the interests of the Company.

Benefits under the Plan are in the form of stock units or deferred cash. Each stock unit represents the obligation of the Company to transfer one share of Stock to the Participant at the time provided in Article VII, subject to the forfeiture provisions of this Plan and the discretion of the Committee to settle stock units in the form of cash. Some of the awards are elective; others are mandatory, such as bonuses paid only in the form of stock units. Awards of stock units provide the Participant with a participation in the value of the equity of the Company immediately from the time of the award. Payments with respect to stock units, and payments of deferred cash awards, are transferred systematically to employees while they are employed after a stated period of time, and generally are forfeited upon termination of employment before the payment date. In some cases awards are maintained for former employees subject to an agreement not to compete.

This Plan provides for four categories of awards: Elective Deferrals, Stifel Deferrals, Matching Credits and Other Deferrals. Each award shall become vested and will be paid at a definite time specified in writing pursuant to this Plan document. The Plan specifies definite vesting, matching and time of payment attributes for each of a variety of Types of amounts deferred under the plan. The attributes applicable to each Type are set forth in Appendix A. The particular Type classification applicable to each Account shall be designated in writing at the time and in the manner provided in this Plan.

1.4.    Administration. The Plan shall be administered by the Committee described in Article VIII.

ARTICLE II –DEFINITIONS AND CONSTRUCTION

2.1.    Definitions. For purposes of the Plan, the following words and phrases, whether or not capitalized, shall have the meanings specified below, unless the context plainly requires a different meaning:

(a)    “Account” means a recordkeeping account maintained on the books of the Company used solely to determine each separate objectively determinable amount payable to a Participant or Former Participant under this Plan. Each Account may consist of two sub-accounts:

(1)    the cash subaccount; and

(2)    the stock unit subaccount.

(b)    “Affiliated Company” means any corporation that is a member of the controlled group of businesses, as defined in sections 414(b) and 414(c) of the Code, or a member of an affiliated service group, as defined in section 414(m) of the Code, that includes the Company, provided that the language “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in such test. A corporation or other business entity is an Affiliated Company only while a member of such group.

(c)    “Beneficiary” means the person or persons designated by the Participant to receive benefits which may be payable on or after the Participant’s death. In the event there is no valid designation by the Participant, or in the event the Beneficiary predeceases the Participant, the surviving spouse of the Participant shall be the Beneficiary, and if there is no surviving spouse, the Beneficiary designated by the Participant under the Stifel, Nicolaus Profit Sharing 401(k) Plan, and if there is no such Beneficiary designated, the Participant’s estate shall be the Beneficiary.

(d)    “Board” means the Board of Directors of the Company.

(e)    “Cause” means a Participant: (i) is convicted in a criminal proceeding on any felony or equivalent charge or on a misdemeanor charge that the CEO or the Committee determines involves dishonesty; (ii) willfully fails to perform his or her duties to the Company; (iii) violates any applicable federal or state securities law, rule or regulation, or the applicable rules or regulations of the Federal Reserve Board or any Federal Reserve bank, or the rules of any exchange or self-regulatory organization to which the Company is subject; (iv) violates any of the Company’s policies concerning hedging or pledging; (v) violates any non-competition agreement or any agreement or policy relating to the Company’s confidential or proprietary information; (vi) impairs, impugns, denigrates or negatively reflects upon the Company’s name reputation or interests; (vii) engages in conduct determined by the CEO or the Committee to be detrimental to the Company; (viii) acts in excess or his or her authority as an agent, officer, director or employee of the Company; (ix) engages in actions deemed by the CEO or Committee which subject the Company to unnecessary risk to the detriment of the interest of the Company, its shareholders or its customers; or (x) materially fails to perform or produce at the level expected for the position held by the Participant. Conduct detrimental to the Company shall include, without limitation, any action that results in a restatement of the financial statements of the Company. Whether or not a termination of employment is for Cause shall be determined by the CEO or the Committee in his, her or its discretion.

(f)    “Code” means the Internal Revenue Code of 1986, as amended, and all valid regulations thereunder.

(g)    “Committee” means the Committee referred to in Article VIII.

(h)    “Company” means Stifel Financial Corp., or any successor thereto.

(i)    “Covered Compensation” means: for Participants compensated primarily on a commission basis, compensation attributable to Gross Production; and for other Participants, compensation in addition to base salary payable pursuant to a bonus or incentive compensation arrangement.

(j)    “Deferral and Investment Election Form” means the written agreement entered into between the Employee and the Employer in accordance with Section 4.3 hereof, pursuant to which the Employee elects (i) the amount, if any, of the Participant’s Elective Deferrals for such Plan Year, and (ii) the investment of amounts credited to the Participant’s Account, if applicable.

(k)    “Disability” means the Employee is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employer.

(l)    “Elective Deferrals” means the portion of a Participant’s Covered Compensation that the Participant elects to have credited to his Account on a pre-tax basis pursuant to Section 4.3.

(m)    “Eligible Employee” means any person, including an officer of the Employer, who is employed by or who has agreed to commence employment with the Employer on a full-time basis.

(n)    “Employer” means the Company and/or any Affiliated Company that adopts the Plan with the consent of the Company. An Affiliated Company that makes awards subject to the Plan with the consent of the Committee shall be deemed to have so adopted the Plan.

(o)    “Former Participant” means an Eligible Employee who no longer meets the requirements established by the Committee in accordance with Section 3.1 and who has not received full payment of all benefits due to him or her under the Plan with respect to prior Plan Years.

(p)    “Gross Production” means the gross commissions produced by a Participant.

(q)    “Matching Credit” means the amount that is credited to a Participant’s Account in accordance with Section 4.5.

(r)    “Normal Retirement Age” means for amounts deferred before February 25, 2016, the date on which the Participant attains age sixty-five and has completed eight continuous Years of Service for a Participant who was at least fifty years of age at the time the Participant was initially hired by the Employer, and the date on which the Participant attains a combination of age and Years of Service of at least eighty for a Participant who was under the age of fifty years at the time the Participant was initially hired by the Company; provided that the Committee may designate in writing that another combination of age and/or service shall be the Normal Retirement Age for a particular Account of a Participant before the right to receive the compensation attributable to such Account first becomes legally binding, as defined in IRS regulations under section 409A of the Code; and further provided that the Normal Retirement Age applicable to a Financial Advisor for amounts deferred before 2009 shall be the date on which the Participant attains age sixty and has completed five continuous Years of Service; and further provided that the Normal Retirement Age applicable to an Administrative Associate for amounts deferred before 2009 shall be the date on which the Participant attains age sixty-five and has completed five continuous Years of Service. For the sake of clarity, for amounts deferred on or after February 25, 2016, there is no applicable “Normal Retirement Age” and any Termination of Employment will be treated as being incurred before Participant attains his or her Normal Retirement Age.

(s)    “Normal Retirement Date” means the date on which the Participant incurs a Termination of Employment (other than upon death or Disability) on or after the date the Participant attains Normal Retirement Age.

(t)    “Other Deferral” means an amount of the Participant’s compensation that is credited to his Account in accordance with Section 4.6 hereof.

(u)    “Participant” means an Eligible Employee who has met the participation requirements as set forth in Article III.

(v)    “Plan” means the Stifel Financial Corp. Wealth Accumulation Plan, as set forth in this document and as amended from time to time hereafter.

(w)    “Plan Year” means the period commencing each January 1st and ending on each December 31st.

(x)    “Stock” means the common stock of Stifel Financial Corp., par value fifteen cents ($.15) per share.

(y)    “Stifel Deferral” means an amount of the Participant’s Covered Compensation that is credited to his Account in accordance with Section 4.4 hereof.

(z)    “Termination of Employment” means termination of employment from the Company and its Affiliated Companies (generally 50% common control with the Company), as defined in IRS regulations under section 409A of the Code (generally, a decrease in the performance of services to no more than 20% of the average for the preceding thirty-six-month period, and disregarding leave of absences up to six months where there is a reasonable expectation the Employee will return).

(aa)    “Type” means the category of definite contribution, vesting and payment event attributes applicable to an Account under the Plan, as described in Appendix A.

(bb)    “Valuation Fund” means a fund or index identified in writing by the Committee from time to time in accordance with Article VI that is used to determine the earnings (or loss) applicable to an Account.

(cc)    “Year of Service” means a period of continuous employment with the Employer of one year in duration.

A definition introduced later in the Plan also applies for all Plan purposes unless the context plainly requires a different meaning.

2.2.     Gender and Number. Pronouns used in the Plan in the masculine gender include the feminine gender, words in the singular include the plural, and words in the plural include the singular.

2.3.    Headings. All headings in the Plan are included solely for ease of reference and do not bear on the interpretation of the text. As used in the Plan, the terms “Article,” “Section” and “Appendix” mean the text that accompanies the specified Article, Section or Appendix of the Plan.

ARTICLE III – PARTICIPATION

3.1.    Eligibility and Participation. Each Eligible Employee shall be a Participant for a Plan Year if such Eligible Employee is employed in a classification of Eligible Employees designated by the Committee as eligible to participate in this Plan for that Plan Year. The Committee shall establish the requirements for eligibility to participate in this Plan for each Plan Year, as the Committee in its sole discretion shall determine. The Committee may establish separate eligibility requirements for Elective Deferrals, Stifel Deferrals, Matching Credits and Other Deferrals, respectively. The Committee shall notify such Eligible Employee of eligibility requirements in a timely and appropriate manner.

3.2.    Duration of Participation. A Participant shall continue to be a Participant in the Plan until such Participant ceases to meet the requirements for participation established by the Committee for the applicable Plan Year. A Former Participant shall remain such until he or she receives full payment of all benefits due to him or her under the Plan.

ARTICLE IV – DEFERRAL CREDITS

4.1.    Participant Accounts. The Committee, or its delegate, shall maintain a separate Elective Deferral Account, a Stifel Deferral Account, a Matching Credit Account and an Other Deferral Account for each Participant for each Plan Year, to which the Participant’s Elective Deferrals, Stifel Deferrals, Matching Credits and Other Deferral awards, if any, for such Plan Year are credited, respectively. The Committee, or its delegate, shall maintain a separate Account for each such award for a particular Plan Year (a “Class Year” Account), as well as a separate Account for each award of another type, such as an award made in a recruitment letter or an employment agreement. Each Account may include a cash subaccount and a stock unit subaccount. The balance of an Account as of any date is the aggregate balance of the cash subaccount and the stock subaccount associated with that Account as of such date. The balance of a cash subaccount or stock unit subaccount as of any date is the balance of such subaccount determined as of the immediately preceding valuation date, plus amounts thereafter properly credited to such subaccount. The balance of each cash subaccount shall be expressed in United States dollars. The balance of each stock unit subaccount shall be expressed in a number (whole or fractional) of shares of Stock.

Such Accounts shall be used solely to determine the amount payable to each Participant under this Plan and shall not constitute a separate fund of assets.

4.2    Type of Accounts. A distinct vesting and payment event Type shall be assigned to each Account at the time and in the manner prescribed in this Section.

The Committee shall maintain a separate Account for each separate objectively determinable amount payable to a Participant or Former Participant pursuant to this Plan with an associated distinct Type; so that a distinct Type shall be assigned to and associated with each separate objectively determinable amount payable to a Participant or Former Participant pursuant to this Plan. For example, a separate Stifel Deferral Account would be maintained for a Participant for each distinct Type of Stifel Deferrals made on behalf of such Participant. The Type applicable to each Account shall be documented in writing no later than the time prescribed below.

The Type of each Elective Deferral Account shall be set forth in writing in the Deferral and Investment Election Form in which the Participant elects deferral of compensation credited to the Account. The Type of each Stifel Deferral Account, Matching Credit Account and Other Deferral Account shall be set forth in writing no later than the time the Participant first obtains a legally binding right to payment of an amount that is or will be credited to the Account. The written document prescribing the Type of an Account shall be part of this Plan. Effective January 1, 2010, any mandatory deferral Account of an Administrative employee for which there is no different written Type designation shall be treated as Type A-5 MRA CM25 (five year ratable vesting with annual payout of vested portion), with the match Account treated as a Type A-5 CM C (five year cliff vesting payable after five years) unless otherwise determined by the Committee at the grant date. Effective January 1, 2011, any mandatory deferral Account of a Financial Advisor for which there is no different written Type designation shall be treated as Type FA-7 MC CM25 (seven year cliff vesting payable after seven years). Effective January 1, 2011, any mandatory deferral Account of an Institutional Salesman for which there is no different written Type designation shall be treated as Type IS-5 M RA (five year ratable vesting with annual payout of vested portion), with the match Account treated as a Type IS-5 CM C (five year cliff vesting payable after five years).

For an Account relating to an award made before January 1, 2009 (before the Plan document prescribed the time and form of payment by reference to Types), and any other Account for which a Type is not explicitly designed in writing, with definitely determinable vesting and payment dates, the Type of such Account shall be the Type listed on Appendix A with vesting and payment dates corresponding to the vesting and payment dates of such Account.

4.3.    Elective Deferrals. On or before the time necessary to administer deferral elections that are effective as of the first day of the next Plan Year, the Committee shall, in its sole discretion, determine which Participants are eligible to make Elective Deferrals for that Plan Year. For Participants compensated primarily on a commission basis, eligibility to make such Deferrals may be based on whether a Participant has achieved a threshold of Gross Production for the fiscal year ending on the November 30th immediately preceding the Plan Year for which the eligibility determination is being made. The threshold of Gross Production for purposes of this Section shall be established by the Committee in its sole discretion.

A Participant who is eligible to make Elective Deferrals may specify on the Deferral and Investment Election Form an amount of his or her Covered Compensation to be deferred for the Plan Year under this Section. The Committee may establish limits on the amount of Elective Deferrals that may be made by eligible Participants for a Plan Year. Elective Deferrals shall be credited to the Account of each Participant as of the last business day of each calendar month. Elective Deferrals shall be credited to the Account of a Participant for a calendar month only if he or she is a Participant on the last day of such calendar month.

The Deferral and Investment Election Form must be delivered to the Committee in writing before the beginning of the Plan Year during which the services for which such Covered Compensation is paid are performed. The Deferral and Investment Election Form shall specify the Type classification applicable to such deferral. The Deferral and Investment Election Form for each Plan Year shall be irrevocable for the Plan Year as of the beginning of such year and shall apply to all Covered Compensation for services rendered in such year; except that a Participant may cancel a deferral election because of a hardship distribution from a cash or deferred profit sharing plan that is qualified under section 401(k) of the Code. If an election is canceled because of a hardship distribution, any later deferral election shall be subject to the provisions governing initial deferral elections. (For this purpose, services performed in a payroll period containing the last day of a Plan Year shall be treated as performed in the Plan Year in which the compensation for such services is paid.)

With respect to bonuses that are performance-based compensation, and based upon a performance period of at least twelve months, the initial deferral election may be made as late as six months before the end of the performance period, provided that the Participant performed services continuously from the date upon which the performance criteria are established through the date upon which the Participant makes the initial deferral election. In no event may an election to defer performance-based compensation be made after such compensation has become both substantially certain to be paid and readily ascertainable. The term performance-based compensation means compensation where the amount of, or entitlement to, the compensation is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least twelve consecutive months in which the Eligible Employee performs services.

An election made pursuant to this Section must be in writing on a Deferral and Investment Election Form acceptable to the Committee. The Committee, in its discretion, may prescribe appropriate election rules and procedures; provided that elections for a Plan Year must be made not later than the last day of the preceding Plan Year, except as permitted by IRS regulations under section 409A of the Code.

If a Participant fails to complete a Deferral and Investment Election Form on or before the first day of any Plan Year, the Participant shall be deemed to have elected not to make Elective Deferrals for such Plan Year; and amounts credited to a Participant’s cash subaccount with respect to which a Participant does not provide investment direction shall be assigned to the default Valuation Fund determined by the Committee, in its sole and absolute discretion.

4.4.    Stifel Deferrals. The amount of Stifel Deferrals credited to the Account of a Participant for the Plan Year shall be the applicable percentage of the Participant’s Gross Production (for Participants compensated primarily on a commission basis) or Performance Based Incentive Compensation (for Participants not compensated primarily on a commission basis) for such Plan Year established by the Committee in its sole discretion before the time the Participant first has a legally binding right to the compensation, as defined in IRS regulations under section 409A of the Code.

For Participants compensated primarily on a commission basis, the Account of a Participant who achieves the designated threshold of Gross Production for the Plan Year shall be credited with Stifel Deferrals as of the last business day of the calendar month in which such threshold for the Plan Year is achieved, based on Gross Production for such year through such date; and as of the last business day of each subsequent calendar month for the remainder of the Plan Year, based on Gross Production for such month. Notwithstanding the foregoing, effective January 1, 2017, for participants compensated primarily on a commission basis, the Account of a Participant who achieves the designated threshold of Gross Production for the Plan Year, based on Gross Production through the last business day of the Plan Year, shall be credited with Stifel Deferrals as of a date in the first month of the following Plan Year, provided that such individual is a Participant on such date. The threshold of Gross Production for each Plan Year under this Section shall be established in writing by the Committee in its sole discretion before the time the Participant first has a legally binding right to the compensation, as defined in IRS regulations under section 409A of the Code. For periods prior to January 1, 2017, the Account of a Participant shall be credited with Stifel Deferrals for a calendar month only if he or she is a Participant on the last day of such calendar month. The Committee in its sole discretion may change such Stifel Deferral award formula by an instrument in writing adopted before the promise of the award becomes legally binding, as defined in IRS regulations under section 409A of the Code.

For Participants not compensated primarily on a commission basis, the Account of a Participant shall be credited with Stifel Deferrals for a Plan Year only if he or she is a Participant on the day designated to be eligible to the related bonus under the Stifel Performance Based Incentive Compensation Plan.

4.5.    Matching Credits. Participants who make Elective Deferrals pursuant to Section 4.3 also may receive an employer Matching Credit. Matching Credits for Elective Deferrals shall equal a percentage of the Elective Deferrals credited to the Account of the Participant. Such percentage, if any, shall be established by the Committee in writing in its sole discretion before the first day of the Plan Year for which the Elective Deferral is made.

Each Participant whose Account is credited with Stifel Deferrals pursuant to Section 4.3 also may receive a Matching Credit. Matching Credits for Stifel Deferrals shall equal a percentage of the Stifel Deferrals credited to the stock unit subaccount of the Participant. Such percentage, if any, shall be established by the Committee in writing in its sole discretion before the time the Participant first has a legally binding right to the compensation, as defined in IRS regulations under section 409A of the Code.

Matching Credits related to Elective Deferrals shall be credited to the Account of each Participant as of the last business day of the calendar month. Such a Participant shall receive a Matching Credit only if he or she is a Participant on the last business day of such calendar month, or such other date as prescribed in advance by the Committee in writing.

Matching Credits related to Stifel Deferrals shall be credited to the Account of each Participant as of the last business day of the calendar year for which the related deferral is credited, or such other date as prescribed in advance by the Committee in writing.

4.6.    Other Deferrals. An Employer may award an Eligible Employee a right to deferred compensation from time to time; for example, in a recruitment letter agreement. Any such award shall identify in writing the objectively determinable amount of the award and the Type of the Account to which such deferred compensation is credited. Such a written instrument shall be adopted no later than the time the Participant first obtains a legally binding right to payment of an amount that is or will be credited to such an Account.

Any amount of compensation deferred under an arrangement between an Employee and the Employer that does not specifically refer to this Plan, and that is not a short-term deferral or otherwise exempt from section 409A of the Internal Revenue Code, shall be treated as subject to the terms and conditions of this Plan relating to time and form of payment, with a Type determined under the last paragraph of Section 4.2.

ARTICLE V – VESTING AND FORFEITURE

5.1.    Vesting in Elective Deferrals. A Participant shall be 100% vested in his Elective Deferrals at all times.

5.2.    Stifel Deferrals, Matching Credits and Other Deferrals Regular Vesting Date. A Participant or Former Participant shall be vested in all, or a designated portion of, Stifel Deferrals, Matching Credits and Other Deferrals, and any earnings thereon, credited to such Participant’s or Former Participant’s Account for a Plan Year on the last day of the calendar year specified in Appendix A for the Type applicable to that Account (or other date explicitly provided in an award agreement for an Other Deferral account).

The vested percentage of an Account Type with a designated ratable vesting schedule from time to time shall be a percentage of the balance of the Account determined ratably over the period specified for such Type, based on the completed whole Years of Service beginning on the first day of the Plan Year for which an amount was allocated to the Account (or: (i) for periods before January 1, 2017, on the first day of the Plan Year immediately following the year for which an amount was allocated to the Account in the case of an award based on monthly gross production or commission payroll, or other date explicitly provided in an award agreement for an Other Deferral account or (ii) for periods on or after January 1, 2017, on the first day of the Plan Year during which an amount was allocated to the Account in the case of an award based on annual gross production or commission payroll, or other date explicitly provided in an award agreement for an Other Deferral account). For example, the percentage of an Account Type with a vesting schedule designated “five year ratable” shall be determined as follows:

Years of Service	Vested Percentage
1	20%
2	40%
3	60%
4	80%
5	100%

The vested percentage of an Account Type with a designated cliff vesting schedule shall be 0% until completion of the designated number of completed whole Years of Service, beginning on the first day of the Plan Year for which an amount was allocated to the Account (or: (i) for periods before January 1, 2017, on the first day of the Plan Year immediately following the year for which an amount was allocated to the Account in the case of an award based on monthly gross production or commission payroll, or other date explicitly provided in an award agreement for an Other Deferral account or (ii) for periods on or after January 1, 2017, on the first day of the Plan Year during which an amount was allocated to the Account in the case of an award based on annual gross production or commission payroll, or other date explicitly provided in an award agreement for an Other Deferral account); and 100% after such time.

Notwithstanding the above, the entire balance of an Account shall be vested on the occurrence of any of the following, if such event occurs earlier than the date designated above:

(a)    the date the Participant’s or Former Participant’s Disability;

(b)    the date the Participant or Former Participant dies; and

(c)    the date a Participant incurs an involuntarily Termination of Employment because of a restructuring of the business of the Employer, which means the closing of an office or elimination of a business unit, and not solely because of the individual performance of the Participant.

5.3.    Extended Vesting for Noncompetition.

(a)    If a Participant incurs a Termination of Employment on or after attaining his or her Normal Retirement Age (i.e., retires on his or her Normal Retirement Date), Accounts that are not vested at such time shall not be subject to the vesting schedules and date described in Section 5.2, but instead shall vest on the date that occurs one year after such a Termination of Employment, provided that the Participant or Former Participant enters into a retirement agreement, complies with applicable noncompetition provisions and does not experience a forfeiture under Section 5.4 within that one year period.

(b)    If a Participant incurs a Termination of Employment before attaining his or her Normal Retirement Age or incurs a Termination of Employment after attaining his or her Normal Retirement Age in the case of an Account that is not coded as “Mandatory” (M) or “Elective” (E) pursuant to Appendix A, but, at the discretion of the CEO or the Committee, is granted the right to receive payment of the amount credited to an Account (other than a Matching Credit Account) that is not vested at such time, subject to compliance with the noncompetition provisions of Section 5.4 or an alternate agreement not to compete, such Account shall not be forfeited merely because of Termination of Employment before the relevant scheduled vesting date or dates, but shall continue to vest on the relevant scheduled vesting date or dates so long as the Participant does not engage in a Competitive Activity or a Soliciting Activity, as defined in Section 5.4 or the alternate agreement not to compete, until such time. A Participant must apply for such a forfeiture waiver in writing. The discretionary extended vesting provisions of this subsection do not apply to Matching Credit Accounts. For the sake of clarity, one of the purposes of the discretion afforded the CEO and the Committee in this Section 5.3(b) is to allow the Company, acting through the CEO or the Committee, to provide an exception to the forfeiture provisions when that result is in the best interests of the Company based on an evaluation of the particular facts and circumstances of a Participant’s Termination of Employment.

(c)    Effective August 9, 2010, the Stifel Deferral Accounts, Matching Credit Accounts and other Deferral Accounts of Participants who had not attained Normal Retirement Age as of August 9, 2010 shall not be forfeited merely because of Termination of Employment before such Accounts vest, but shall vest on the normal vesting date prescribed in Section 5.2, provided that the Participant or Former Participant does not engage in a Competitive Activity or a Soliciting Activity, as defined in Section 5.4, until such time. This subsection (c) shall not apply to Accounts established on or after August 9, 2010.

5.4.    Forfeiture. Except as provided in Section 5.3, a Participant shall forfeit nonvested amounts credited to the Participant’s Stifel Deferral, Matching Credit and Other Deferral Accounts upon Termination of Employment before Normal Retirement Age before such Accounts vest in accordance with Section 5.2, subject to restoration of forfeitures upon re-employment as provided in Section 5.5.

Notwithstanding anything to the contrary herein, in the case of an Account subject to the extended vesting rules of Section 5.3, if a Participant or Former Participant incurs a Termination of Employment before the relevant scheduled vesting date or dates, then for so long as the Participant or Former Participant does not engage in a Competitive Activity or a Soliciting Activity, such Account will continue to vest on the relevant scheduled vesting date or dates. If at any time before such Account vests, the Participant or Former Participant engages in a Competitive Activity or a Soliciting Activity, any unvested portion of such Account will be forfeited at that time.

Definitions: The following words and phrases, whether or not capitalized, shall have the meanings specified below for purposes of this Section:

“Client” means any client, former client or prospective client of the Firm to whom the Participant or Former Participant provided services, or for whom the Participant or Former Participant transacted business, or whose identity became known to the Participant or Former Participant in connection with the Participant’s or Former Participant’s relationship with or employment by the Firm.

“Competitive Activity” means to:

(a)    form, or acquire a 5% or greater equity ownership, voting or profit participation interest in, any Competitive Enterprise; or

(b)    associate (including, but not limited to, association as an officer, employee, partner, director, consultant, agent or advisor) with any Competitive Enterprise and in connection with such association engage in, or directly or indirectly manage or supervise personnel engaged in, any activity (1) which is similar or substantially related to any activity in which the Participant or Former Participant was engaged, in whole or in part, at the Firm, (2) for which as had direct or indirect managerial or supervisory responsibility at the Firm, or (3) which calls for the application of the same or similar specialized knowledge or skills as those utilized by the Participant or Former Participant in the Participant’s or Former Participant’s activities at the Firm at any time during the one-year period immediately prior to the Termination of Employment of the Participant or Former Participant, and, in any such case, irrespective of the purpose of the activity or whether the activity is or was in furtherance of advisory, agency, proprietary or fiduciary business of either the Firm or the Competitive Enterprise. (By way of example only, an “advisory” investment banker joining a leveraged-buyout firm or a research analyst becoming a proprietary trader or joining a hedge fund would constitute a Competitive Activity.)

“Competitive Enterprise” is a business enterprise that engages in, or owns or controls a significant interest in any entity that engages in, financial services such as investment banking, public or private finance, financial advisory services, provision of investment advice, products or services, private investing (for anyone other than the Participant or Former Participant and members of the Participant’s or Former Participant’s family), merchant banking, asset or hedge fund management, securities brokerage, sales, lending, custody, clearance, settlement or trading.

“Firm” means the Company and any Affiliated Company.

“Person” means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Solicit” means any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, encouraging or requesting any person or entity, in any manner, to take or refrain from taking any action.

“Soliciting Activity” means to: directly or indirectly, (1) Solicit a Client to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Firm, (2) interfere with or damage (or attempt to interfere with or damage) any relationship between the Firm and a Client, or (3) Solicit any person who is an Employee to resign from the Firm or to apply for or accept employment with, or agree to perform services for, any Competitive Enterprise.

Notwithstanding anything to the contrary herein, if a Participant or Former Participant incurs a Termination of Employment for Cause, at any time before the Stifel Deferral, Matching Credit or Other Deferral Accounts of such Participant is paid to him, all amounts credited to the Participant’s Stifel Deferral, Matching Credit or Other Deferral Accounts shall be forfeited, regardless of whether such amount is vested. In addition, a Participant shall forfeit nonvested amounts credited to the Participant’s Accounts that are not coded as “Mandatory” (M) or “Elective” (E) pursuant to Appendix A upon a Termination of Employment after Normal Retirement Age before such Accounts vest in accordance with Section 5.2, subject to restoration of forfeitures upon re-employment as provided in Section 5.5.

5.5.    Restoration of Forfeitures. Effective January 1, 2010, if a Participant or Former Participant who forfeits an amount credited to an Account in accordance with Section 5.4 on account of a Termination of Employment (other than a Termination of Employment for Cause) is rehired as an Eligible Employee within twelve months of such a Termination of Employment, the balance of an Account so forfeited shall be restored to an Account of the Participant with the same Type designation as the forfeited Account, and shall be subject to vesting schedules as if such Termination of Employment had not occurred. For purposes of determining the Years of Service for vesting of such a Participant, the time between such a Termination of Employment and the date of re-employment of the Participant shall be treated as a period of continuous employment with the Employer.

A Participant or Former Participant who forfeits an amount credited to an Account in accordance with Section 5.4 that is exempt from section 409A of the Internal Revenue Code (e.g., an amount payable within two and one-half months after the year in which the amount would have become vested) may request in writing a right to receive a payment in accordance with subsection 5.3(b) of an agreed upon amount, subject to compliance with the noncompetition provisions of Section 5.4 or an alternate agreement not to compete. Such a request shall be approved or disapproved by the CEO or the Committee, at his or its sole discretion, on a case by case basis.

5.6.    Non-Competition/Solicitation and Extended Vesting Provisions. Notwithstanding anything to the contrary herein, if a Type of Account is designated as a “Non-Competition/Solicitation” or “NCS” Type, then the following provision applies in lieu of the Section 5.3 Provisions:

If a Participant incurs a Termination of Employment before the Account becomes 100% vested, the unvested portion of such Account shall not be forfeited merely because of a Termination of Employment before the relevant scheduled vesting date or dates, but shall continue to vest on the relevant scheduled vesting date or dates so long as the Participant does not engage in a Competitive Activity or a Soliciting Activity, as defined in Section 5.4, until such time; provided, however, that the unvested portion of such Account shall continue to vest on the relevant scheduled vesting date or dates regardless of whether Participant subsequently engages in a Competitive Activity or a Soliciting Activity if the Termination of Employment was by the Company (or any of its Affiliated Companies) and not for Cause.

Notwithstanding anything to the contrary herein, if a Type of Account is designated as a “Non-Competition/Solicitation No Exception” or “NCSNE” Type, then the following provision applies in lieu of the Section 5.3 Provisions:

If a Participant incurs a Termination of Employment before the Account becomes 100% vested, the unvested portion of such Account shall not be forfeited merely because of a Termination of Employment before the relevant scheduled vesting date or dates, but shall continue to vest on the relevant scheduled vesting date or dates so long as the Participant does not engage in a Competitive Activity or a Soliciting Activity, as defined in Section 5.4, until such time.

Notwithstanding anything to the contrary herein, if a Type of Account is designated as an “Extended Vesting Provisions” Type, the provisions of Section 5.3 shall be inapplicable to such Account and the relevant scheduled vesting date or dates shall change upon the occurrence of a voluntary Termination of Employment (but not any other Termination of Employment) as follows:

If a Participant incurs, or gives notice of, a voluntary Termination of Employment, any scheduled vesting date or dates that otherwise would have occurred prior to the first anniversary of the date on which such voluntary Termination of Employment occurred shall be deferred until the first anniversary of the date on which such voluntary Termination of Employment occurred. Any prohibition from engaging in a Competitive Activity or a Soliciting Activity, as defined in Section 5.4, applicable to such Account shall continue to apply through such deferred vesting date. Any remaining portion of such Account that remains unvested after such first anniversary shall continue to vest on the originally scheduled vesting date or dates so long as the Participant does not engage in a Competitive Activity or a Soliciting Activity, as defined in Section 5.4, until such time.

ARTICLE VI – PHANTOM INVESTMENT

Each Participant’s Account shall consist of a cash subaccount and a stock unit subaccount. An amount equal to the total of the Elective Deferrals and Matching Credits shall be credited to the Participant’s stock unit subaccount. On or before the first day of each Plan Year, the Committee shall determine which portion of Stifel Deferrals shall be credited to a Participant’s cash subaccount and which portion shall be credited to a Participant’s stock unit subaccount; provided, however, that with respect to Participants not compensated primarily on a commission basis, the Committee may, on or before the date that Stifel Deferrals are credited to the Account of such a Participant, designate that all or a portion of Stifel Deferrals for such Participant shall be credited to the Participant’s cash subaccount with the remainder credited to the Participant’s stock unit subaccount. The Committee’s determination with respect to allocation of Stifel Deferrals between the cash subaccount and the stock unit subaccount shall apply to future Plan Years unless otherwise determined by the Committee.

Amounts credited to the stock unit subaccount shall be recorded as stock units.

A Participant’s stock unit subaccount shall be credited with stock units reflecting Stock with a value equal to the total dollar amount of Elective Deferrals, Stifel Deferrals and Matching Credits attributable to such subaccount. With respect to calendar year 2017, the value of stock units allocated to the Account of a Participant compensated primarily on a commission basis with respect to their monthly production shall be determined by the closing price of a share of Stock on the New York Stock Exchange as of the last trading day of the month to which that monthly production relates although the stock units will not be granted until the following calendar year. Commencing on January 1, 2018 and thereafter, the value of the stock units allocated to the Account of a Participant compensated primarily on a commission basis with respect to their monthly production shall be determined by the Committee in its discretion. The value of stock units allocated to the Account of any other Participant shall be determined by the closing price of a share of Stock on the New York Stock Exchange as of the business day as of which such dollar amount is credited. Notwithstanding the above, the Committee in its discretion may establish a different pricing date for determining the value of stock units allocated to the Account of a Participant.

Each stock unit shall represent the obligation of the Company to transfer one share of Stock to the Participant or Former Participant at the time provided in Article VII, subject to the forfeiture provisions of this Plan. Notwithstanding the foregoing, the Committee in its sole discretion may elect at the time of payment to settle each stock unit in cash or in Stock or in a combination of both.

If Stifel Financial Corp. pays a cash dividend on shares of Stock, the stock unit subaccount of each Participant shall be credited with a number of stock units equal to the amount of such dividend per share, multiplied by the number of stock units credited to such subaccount on record date of such dividend, and divided by the closing price of a share of Stock on the New York Stock Exchange as of the date such cash dividend is paid to shareholders of Stock.

In the event of any stock dividend, stock split, combination or exchange of shares of Stock, merger, consolidation, spin-off, recapitalization or other distribution (other than normal cash dividends) of Stifel Financial Corp. assets to stockholders, or any other change affecting shares of Stock or stock price, such proportionate adjustments, if any, as the Committee in its sole and absolute discretion may deem appropriate to reflect such change, shall be made with respect to the stock unit subaccount of the Participant.

Amounts credited to the cash subaccount shall deem to be invested in a Valuation Fund determined in accordance with procedures established by the Committee from time to time. A Participant may make investment directions on such Participant’s Deferral and Investment Election Form if permitted by the Committee. Any amounts credited to a Participant’s cash subaccount with respect to which a Participant does not provide investment direction shall be credited with earnings based on a default Valuation Fund determined by the Committee, in its sole and absolute discretion. A Participant’s cash subaccount shall be adjusted periodically to reflect investment gains and losses on the deemed investment.

Each Valuation Fund shall reflect the rate of return on a predetermined actual investment or a reasonable rate of interest. The Valuation Funds are used solely to calculate the earnings or loss that is credited to each Participant’s Account, and not to represent any beneficial interest on the part of the Participant in the actual Fund or other property of the Employer. The determination of the increase or decrease in the performance of each Valuation Fund shall be made by the Committee in its reasonable discretion. If an award agreement does not specify the Valuation Fund for an Account, the Account shall be maintained as a stock unit subaccount.

ARTICLE VII – DISTRIBUTION OF BENEFITS

7.1.    Designated Payment Date. Subject to the provisions of this Article VII (including earlier distribution upon death, disability or Termination of Employment), the balance of an Account of a Participant or Former Participant shall become payable immediately after the end of the Plan Year (unless another period is specified) as of which such amounts were designated to be paid in accordance with their Type (the “Designated Payment Date”) and shall be paid in accordance with Sections 7.8 through 7.10.

The Number of Years Until Payout associated with the Type applicable to an Account means the number of consecutive Plan Years beginning with the Plan Year for which an amount was credited to such Account and ending with the succeeding Plan Year designated for such Type.

If the Number of Years Until Payout applicable to an Account is designated as “annual” (e.g., Type “RA”), the portion of the Account that is vested at the end of each Plan Year while the Participant is still employed shall become payable immediately after the end of such Plan Year and shall be paid no later than two and one-half months after the end of such Plan Year. The balance of a cliff vesting Account that becomes fully vested as the end of the designated Plan Year while the Participant is still employed shall be paid no later than two and one-half months after the end of such Plan Year.

Notwithstanding the above, the award agreement for an Other Deferral may specify a specific payment date other than the last day of a Plan Year, in which case such an Account shall become payable on such date, and shall be paid in accordance with Sections 7.8 through 7.10.

7.2.    Payment of Benefits Upon Death. If a Participant or Former Participant whose employment with all Employers has not terminated dies before the complete distribution of one or more of his or her Accounts, the Participant or Former Participant shall become 100% vested in his Accounts; and the balance of such Accounts shall become payable to the Beneficiary of the Participant or Former Participant and shall be paid in accordance with Sections 7.8 through 7.10. Also, if a Participant or Former Participant whose employment with all Employers has terminated, but whose Account(s) have not yet become vested or are not yet forfeited (because of the extended vesting provisions of the Plan) dies before his or her Accounts have become vested or are forfeited, the Participant or Former Participant shall become 100% vested in his Accounts; and the balance of such Accounts shall become payable to the Beneficiary of the Participant or Former Participant and shall be paid in accordance with Sections 7.8 through 7.10.

7.3.    Payment of Benefits Upon Disability. If a Participant or Former Participant incurs a Termination of Employment on account of a Disability before the complete distribution of his Accounts, the Participant or the Former Participant shall become 100% vested in his or her Accounts; and the balance of such Accounts shall become payable upon such a Termination of Employment and shall be paid in accordance with Sections 7.8 through 7.10.

7. 4.    Payment of Benefits Upon Retirement. If a Participant or Former Participant incurs a Termination of Employment after attaining his or her Normal Retirement Age before all or a portion of an Account of the Participant that is coded as “Mandatory” (M) or “Elective” (E)

pursuant to Appendix A becomes vested under another Section of the Plan, the Participant or Former Participant shall become 100% vested in the portion of such Account that was unvested at such Termination of Employment on the first anniversary of the Participant’s, or Former Participant’s, Normal Retirement Date, provided that the Participant or Former Participant does not experience a forfeiture under Article V within the one-year period after the Participant’s Normal Retirement Date. The portion of such Participant’s Account that was fully vested on the date of the Participant’s Termination of Employment shall be become payable upon such Termination of Employment and shall be paid in accordance with Sections 7.8 through 7.10 (including the six month delay prescribed in Section 7.9). The portion of the Account of a Participant or Former Participant that becomes vested on the first anniversary of the Participant’s, or Former Participant’s, Normal Retirement Date, shall become payable:

(a)    for an Account relating to an award made before February 5, 2013, immediately after the end of the Plan Year in which such amounts became vested; or

(b)    for an Account relating to an award made on or after February 5, 2013, immediately upon the date such amounts become vested; and shall be paid in accordance with Sections 7.8 through 7.10; provided, however, that awards granted prior to the 2010 Amendment and Restatement of the Plan will continue to be subject to the corresponding terms of the plan documents in effect at the time the award was granted.

7.5.    Payment of Benefits Upon Termination of Employment Prior to Death, Disability or Retirement. If a Participant or Former Participant incurs a Termination of Employment before his or her death, Disability, Normal Retirement Age or the Designated Payment Date of one or more of his or her Accounts or incurs a Termination of Employment after his or her Normal Retirement Age in the case of an Account that is not coded as “Mandatory” (M) or “Elective” (E) pursuant to Appendix A, the vested portion of the balance of the Participant’s or Former Participant’s Accounts shall become payable and shall be paid in accordance with Sections 7.8 through 7.10 (including the six month delay prescribed in Section 7.9). Any portion of such Accounts that is not vested as of the date of the Participant’s or Former Participant’s Termination of Employment shall be forfeited, except as provided in Section 5.3.

Previously forfeited amounts that are restored to an Account in accordance with Section 5.5 (Participants rehired within twelve months), shall be payable as if the Termination of Employment that caused such forfeiture had not occurred; provided that amounts that would have been payable to the Participant as of a Designated Payment Date that occurred after such Termination of Employment and before the date of re-employment shall be paid before the end of the Plan Year in which the Participant is re-employed (i.e., within the same calendar year in which the amount would have been paid if the Termination of Employment had not occurred).

7.6.    Adjustment for Investment Gains and Losses Upon a Distribution. Upon a distribution pursuant to this Article VII, the balance of a Participant’s or Former Participant’s Account shall be determined as of the month-end valuation date immediately preceding the date of the distribution and shall be adjusted for investment gains and losses that have accrued to the date of distribution but which have not been credited.

7.7    Right of Offset. Upon a distribution pursuant to this Article VII, the Committee shall have the right to offset the balance of a Participant’s or Former Participant’s Account (as determined in accordance with Section 7.6) by any or all amounts that such Participant or Former Participant owes the Employer.

7.8.    Form of Payment of Distributable Benefit. The cash subaccount of a Participant’s or Former Participant’s Account shall be distributed in a cash lump sum and the stock unit subaccount shall be distributed, in shares of Stock, with cash in lieu of fractional shares or fractional shares rounded up to the next whole share; provided, however, that in the sole discretion of the Committee, a Participant’s or Former Participant’s stock unit subaccount may be settled in cash. Shares of Stock shall be paid from the available shares of Stock in any Employer employee incentive plan, other shareholder-approved stock plan maintained by the Company or an Affiliate, the treasury or open market purchases, as determined by the Committee.

7.9.    Six Month Deferral. Notwithstanding anything to the contrary in this Article VII, a payment on account of Termination of Employment may not be made until at least six months after such a Termination of Employment. Any payment otherwise due in such six month period shall be suspended and become payable at the end of such six month period.

7.10.    Actual Date of Payment. An amount payable on a date specified in this Article VII shall be paid as soon as administratively feasible after such date; but no later than the later of (a) the end of the calendar year in which the specified date occurs; or (b) the fifteenth day of the third calendar month following such specified date, provided the Participant (or Beneficiary) is not permitted to designate the taxable year of the payment; provided that, an amount that becomes payable at vesting shall be paid no later than March 15 following the calendar year in which the amount becomes vested. The payment date may be postponed further if calculation of the amount of the payment is not administratively practicable due to events beyond the control of the Participant (or Beneficiary), and the payment is made in the first calendar year in which the calculation of the amount of the payment is administratively practicable.

ARTICLE VIII – ADMINISTRATION

8.1.    Committee. The Plan shall be administered by a Committee. The Committee shall be responsible for the general operation and administration of the Plan and for carrying out the provisions thereof.

The Committee shall consist of one or more employees of the Employer appointed by the Chief Executive Officer of the Company. The Chief Executive Officer may change such appointments from time to time provided that such changes are prescribed in writing to the extent of enabling interested parties to ascertain the person or persons responsible for operating the Plan. In absence of such an appointment, the Chief Executive Officer shall serve as the plan administrator.

The Committee may appoint one or more of its members to carry out any particular duty or duties or to execute any and all documents. Any documents so executed shall have the same effect as if executed by all such persons. Such appointment shall be made by an instrument in writing that specifies which duties and powers are so allocated and to whom each such duty or power is so allocated.

The Committee or plan administrator may delegate to any employees or agents who are not members of the Committee such duties and powers, both ministerial and discretionary, as it deems appropriate.

8.2.    General Powers of Administration. The Committee shall have all powers necessary or appropriate to enable it to carry out its administrative duties. Not in limitation, but in application of the foregoing, the Committee shall have the duty and power to interpret the Plan and determine all questions that may arise hereunder as to the status and rights of Eligible Employees, Participants, Former Participants and Beneficiaries. The Committee may exercise the powers hereby granted in its sole and absolute discretion. No member of the Committee shall be personally liable for any actions taken by the Committee unless the member’s action involves willful misconduct.

8.3.    Indemnification of Committee. The Company shall indemnify the members of the Committee against any and all claims, losses, damages, expenses, including attorneys’ fees, incurred by them, and any liability, including any amounts paid in settlement with their approval, arising from their action or failure to act, except when the same is judicially determined to be attributable to their gross negligence or willful misconduct.

8.4.    Claims for Benefits. A Participant, Former Participant or Beneficiary may claim any benefit to which he or she is entitled under this Plan by a written notice to the Committee. If a claim is denied, it must be denied within a reasonable period of time, and be contained in a written notice stating the following:

(a)    The specific reason for the denial.

(b)    Specific reference to the Plan provision on which the denial is based.

(c)    Description of additional information necessary for the claimant to present his claim, if any, and an explanation of why such material is necessary.

(d)    An explanation of the Plan’s claims review procedure.

The claimant will have sixty days to request a review of the denial by the Committee, which will provide a full and fair review. The request for review must be in writing delivered to the Committee. The claimant may review pertinent documents, and he may submit issues and comments in writing. The decision by the Committee with respect to the review must be given within sixty days after receipt of the request, unless special circumstances require an extension (such as for a hearing). In no event shall the decision be delayed beyond 120 days after receipt of the request for review. The decision shall be written in a manner calculated to be understood by the claimant, and it shall include specific reasons and refer to specific Plan provisions as to its effect.

8.5.    Written Requirements. The requirement that any action be in writing may be satisfied by electronic media reasonably accessible to interested parties.

ARTICLE IX – AMENDMENT AND TERMINATION

The Compensation Committee of the Board may, at any time or from time to time, modify or amend in whole or in part any or all provisions of the Plan. In addition, the Compensation Committee of the Board reserves the right and may terminate the Plan in whole or in part, subject to the restrictions set forth in Treas. Reg. §1.409A-3(j)(4), but such termination shall not affect the Deferral and Investment Election Forms then in effect, except that no additional Earnings may be deferred by Participants to the Plan after the date of termination of the Plan.

A termination of the Plan must comply with the provisions of section 409A of the Code and the regulations and guidance promulgated thereunder, including, but not limited to, restrictions on the timing of final distributions and the adoption of future deferred compensation arrangements.

Upon termination of the Plan, no additional contributions shall be made to the Plan by a Participant and the Employer, and benefits will vest in accordance with the terms set forth in Article V and shall be distributed in accordance with the terms set forth in Article VII.

ARTICLE X – GENERAL PROVISIONS

10.1.    Non-Alienation of Benefits. No right or benefit under the Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or change any right or benefit under this Plan shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities or torts of the person entitled to such benefits. If the Participant, Former Participant or Beneficiary becomes bankrupt, or attempts to anticipate, alienate, sell, assign, pledge, encumber, or change any right hereunder, then such right or benefit shall, in the discretion of the Committee, cease and terminate, and in such event, the Committee may hold or apply the same or any part thereof for the benefit of the Participant, Former Participant or Beneficiary, spouse, children, or other dependents, or any of them in such manner and in such amounts and proportions as the Committee may deem proper.

Distribution pursuant to a domestic relations order of all or any portion of the Participant’s Benefit Amount may be paid to an Alternate Payee (as defined in section 414(p) of the Code) who is a former spouse in an amount specified in such domestic relations order in a lump-sum cash payment as soon as administratively feasible after the Plan Administrator determines that the order is a domestic relations order (as defined in section 414(p)(1)(B) of the Code).

10.2.    Source of Payment. Participants and Participants’ Beneficiaries shall be unsecured general creditors, with no secured or preferential rights to any assets of the Employer or any other party for payment of benefits under this Plan. Any property held by the Employer for the purpose of generating the cash flow for payment of benefits shall remain as general, unpledged, and unrestricted assets. The Employer’s obligation under this Plan shall be an unfunded and unsecured promise to pay money in the future.

Benefits payable by any corporation or other entity included in the definition of the Employer shall be paid by such entity out of its general assets. The obligation to pay benefits allocated to the Account of a Participant under this Plan shall be the obligation of the respective Employer of the Participant for whom the Participant performed the services to which such deferred compensation was attributable. A Participant shall not have any rights with respect to payment of benefits from any Employer under this Plan other than the unsecured right to receive payments from such Employer.

10.3.    Subordination of Obligations. The obligations of the Employers under this Plan shall be subordinate in right of payment and subject to the prior payment or provision for payment in full of all claims of all other present and future creditors of each such respective Employer whose claims are not similarly subordinated and to claims which are now or hereafter expressly stated in the instruments creating such claims to be senior in right of payment to the claims of the class of this claim arising out of any matter occurring prior to the date on which such Employer’s obligation to make such payment matures consistent with the provisions hereof. Claims hereunder shall rank pari passu with claims similarly subordinated. As a condition of participating in this Plan, the Committee may require a Participant to sign a subordination agreement, such as a form required by FINRA or other regulatory agency for purposes of increasing the Employer’s capital, or any similar form.

10.4.    Contractual Right to Benefits Funding. The Plan creates and vests in each Participant a contractual right only to the benefits to which he is entitled hereunder, enforceable by the Participant against the Employer. The benefits to which a Participant, Former Participant or Beneficiary, as the case may be, is entitled under the Plan shall be paid from the general assets of the Employer.

10.5.    No Employment Agreement. The Plan is not a contract of employment, and participation in the Plan shall not confer on any employee the right to be retained in the employ of the Employer or any Affiliated Company. The right of a Participant or Former Participant to a distribution under the Plan is intended as a supplemental component of the overall employment agreement between the Employer and the Participant.

10.6.    Successor to Company. The Employer shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Employer, expressly and unconditionally to assume and agree to perform the Employer’s obligations under this Plan, in the same manner and to the same extent that the Employer would be required to perform. Accordingly, this Plan and the related Deferral and Investment Election Forms shall be binding upon, and the term “Employer” shall include any successor or assignee to the business or assets of the Employer.

10.7.    Severability. In the event any provision of the Plan shall be held invalid or illegal for any reason, any illegality or invalidity shall not affect the remaining parts of the Plan, but the Plan shall be construed and enforced as if the illegal or invalid provision had never been inserted, and the Company shall have the privilege and opportunity to correct and remedy such questions of illegality or invalidity by amendment as provided in the Plan.

10.8.    Entire Plan. This document and any amendments contain all the terms and provisions of the Plan and shall constitute the entire Plan, any other alleged terms or provisions being of no effect.

10.9.    Interpretation and Governing Law. The terms and provisions of this Plan shall be construed according to the principles, and in the priority, as follows: first, in accordance with the meaning under, and which will bring the Plan into conformity with, section 409A of the Code; and secondly, in accordance with the laws of the State of Missouri. The Plan shall be deemed to contain the provisions necessary to comply with such laws. If any provision of this Plan shall be held illegal or invalid, the remaining provisions of this Plan shall be construed as if such provision had never been included. Wherever applicable, the masculine pronoun as used herein shall include the feminine, and the singular shall include the plural. The term profit shall mean profit or loss, as the case may be, and the term credit shall mean credit or charge, as the case may be.

The Plan and all awards granted hereunder are intended to comply with, or otherwise be exempt from, Code section 409A. The Plan and all Awards granted under the Plan shall be administered, interpreted, and construed in a manner consistent with Code section 409A to the extent necessary to avoid the imposition of additional taxes under Code section 409A(a)(1)(B). Should any provision of the Plan, any Award Agreement, or any other agreement or arrangement contemplated by the Plan be found not to comply with, or otherwise be exempt from, the provisions of Code section 409A, such provision shall be modified and given effect (retroactively if necessary), in the sole discretion of the Committee, and without the consent of the holder of the Award, in such manner as the Committee determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Code section 409A. Notwithstanding anything in the Plan to the contrary, in no event shall the Committee exercise its discretion to accelerate the payment or settlement of an award where such payment or settlement constitutes deferred compensation within the meaning of Code section 409A unless, and solely to the extent that, such accelerated payment or settlement is permissible under Treasury Regulation section 1.409A-3(j)(4) or any successor provision.

10.10.    Withholding. The Employer shall withhold from amounts due under this Plan, the amount necessary to enable the Employer to remit to the appropriate government entity or entities on behalf of the Participant as may be required by the federal income tax withholding provisions of the Code, by an applicable state’s income tax, or by an applicable city, county or municipality’s earnings or income tax act. The Employer shall withhold from the payroll of, or collect from, a Participant the amount necessary to remit on behalf of the Participant any FICA taxes which may be required with respect to amounts accrued by a Participant hereunder, as determined by the Company.

10.11.    Forum Selection. Any claim or action filed in court or any other tribunal in connection with the Plan by or on behalf of a Participant or Beneficiary shall be brought or filed only in the United States District Court for the Eastern District of Missouri, or if that Court does not or would not have subject matter jurisdiction over the claim asserted, then such claim or action shall be filed only in the Circuit Court of St. Louis County, Missouri.

IN WITNESS WHEREOF, Stifel Financial Corp. has caused this Instrument to be executed by its duly authorized officer as authorized by its Board of Directors this 6th day of February, 2017.

STIFEL FINANCIAL CORP.

By:	/s/ Mark P. Fisher
Title:	Corporate Secretary

APPENDIX A

STIFEL FINANCIAL CORP.

WEALTH ACCUMULATION PLAN

TYPES OF DEFERRED COMPENSATION OPPORTUNITIES

The Types of each Deferred Compensation Opportunities is reflected in Accounts in accordance with the following codes that determine the underlying terms, including vesting and delivery (payment) dates.

TYPE: Admin Deferral (A-), Board Grant (BG-), FA Deferral (FA-), IS Deferral (IS-), Non-Competition/Solicitation (NCS-), Non-Competition/Solicitation No Exception (NCSNE-)

TERM: A period expressed in years (or fractions thereof) that ranges up to 15 years (#)

DESCRIPTION: Mandatory (M), Elective (E), Hiring Grant (this category is the default and has no associated code)

VESTING/DELIVERY: Ratable Vesting and Ratable Delivery (RA), Ratable Vesting and Cliff Delivery (R), Cliff Vesting and Cliff Delivery (C), Fully Vested and Cliff Delivery (V)

MATCHING PERCENTAGE: A matching award is associated with the subject award (CM#). For example, a 25% matching award would have the code CM25.

OTHER FEATURES: Extended Vesting Provisions (EVP)

Examples of awards:

“A-3 R” is an Admin deferral hiring grant that vests ratably over three years and is cliff delivered with no match.

“A-5 M RA CM25” is an Admin deferral mandatory award that vests ratably over 5 years and is delivered ratably with a 25% matching award.

“FA-7 C” is an FA deferral that cliff vests after 7 years and is cliff delivered with no match.

“NCS-5 RA EVP” is a hiring grant that vests ratably over 5 years and is delivered ratably, with non-competition/solicitation obligations (but no service condition), extended vesting provisions and no match.